SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 6, 2014

PACIFIC ETHANOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21467 (Commission File Number)	41-2170618 (IRS Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Certain subsidiaries of Pacific Ethanol, Inc. (the “Company”) are parties to that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) that provides for a revolving credit facility of up to $35.0 million, Tranche A-1 term loans of $39.4 million, and Tranche A-2 term loans of $26.3 million. An aggregate of $31.7 million of the Tranche A-1 term loans are subject to a prepayment premium in the event any of these loans are repaid prior to maturity.

On June 6, 2014, the Company entered into an Agreement for Purchase and Sale of Loans and Assignment of Commitment (the “Purchase Agreement”) with Candlewood Credit Value Fund II, L.P. (“CCVF”), under which the Company agreed to purchase from CCVF approximately $0.8 million of the Tranche A-1 term loans held by CCVF for a purchase price of approximately $0.9 million in cash. The approximately $75 thousand premium over the face amount of the purchased debt represents a negotiated fee equal to a 63% discount to the prepayment premium of approximately $202 thousand that the Company’s subsidiaries would have had to pay had they elected to prepay the Tranche A-1 term loans that are being purchased by the Company under the terms of the Candlewood Assignment. The Purchase Agreement also provides that if from and after the date of the Purchase Agreement and the closing of the Purchase Agreement (i.e., the date CCVF receives payment of the purchase price) the borrowers under the Credit Agreement request and receive any Revolving Loans (as that term is defined in the Credit Agreement), upon the closing of the Purchase Agreement, the Company will also purchase the Revolving Loans at 100% of the outstanding principal amount of the Revolving Loans.

On June 9, 2014, the Company entered into a Lender Assignment Agreement (the “CWD Assignment Agreement”) with CWD OC 522 Master Fund, Ltd. (“CWD”) and a Lender Assignment Agreement (the “Candlewood Assignment Agreement”) with Candlewood Special Situations Master Fund, Ltd. (“Candlewood”). Each of CWD and Candlewood is an existing lender under the Credit Agreement. Under the terms of the CWD Assignment Agreement and the Candlewood Assignment Agreement, the Company agreed to purchase an aggregate of approximately $13.9 million of Tranche A-1 term loans for a purchase price equal to approximately $16.2 million in cash. The approximately $2.3 million premium over the face amount of the purchased debt represents a negotiated fee equal to a 34% discount to the aggregate prepayment premium of approximately $3.5 million that the Company’s subsidiaries would have had to pay had they elected to prepay the Tranche A-1 term loans that are being purchased by the Company under the terms of the CWD Lender Assignment Agreement and the Candlewood Lender Assignment Agreement.

On a consolidated basis, the Company purchased an aggregate of $14.7 million in Tranche A-1 term loans for $17.0 million, representing a $2.3 million premium over the principal amount of the Tranche A-1 term loans. In total this represents a $1.3 million, or 36%, discount to the prepayment premiums otherwise payable by the Company had the Company elected to prepay the Tranche A-1 term loans.

After the closing of the CWD Assignment Agreement, the Candlewood Assignment Agreement and the Purchase Agreement, the Company will hold an aggregate of $15.5 million in Tranche A-1 term loans and $26.3 million of previously purchased Tranche A-2 term loans, or approximately $41.8 million in term loans to its subsidiaries, which amount will not be reflected on the Company’s consolidated balance sheet because the amount of these term loans are eliminated in the consolidation process.  As a result, the Company’s balance sheet will reflect net consolidated term debt to third parties relating to the Pacific Ethanol Plants in the aggregate amount of $20.5 million.

The foregoing description is intended to provide summaries of the material terms of the CWD Assignment Agreement, the Candlewood Assignment Agreement and the Purchase Agreement. These summaries are qualified in their entirety by references to the CWD Assignment Agreement, the Candlewood Assignment Agreement and the Purchase Agreement which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K.

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Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Lender Assignment Agreement dated June 9, 2014 by and between CWD OC 522 Master Fund, Ltd. and Pacific Ethanol, Inc. (#)
10.2	Lender Assignment Agreement dated June 9, 2014 by and between Candlewood Special Situations Master Fund, Ltd. and Pacific Ethanol, Inc. (#)
10.3	Agreement for Purchase and Sale of Loans and Assignment of Commitment dated June 6, 2014 by and between Candlewood Credit Value Fund II, L.P. and Pacific Ethanol, Inc. (#)

______________

(#)	The agreements filed as exhibits to this report contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ETHANOL, INC.

Date: June 9, 2014	By:	/s/ BRYON MCGREGOR
Bryon McGregor, Chief Financial Officer

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EXHIBITS FILED WITH THIS REPORT

Exhibit No.	Description

10.1	Lender Assignment Agreement dated June 9, 2014 by and between CWD OC 522 Master Fund, Ltd. and Pacific Ethanol, Inc.
10.2	Lender Assignment Agreement dated June 9, 2014 by and between Candlewood Special Situations Master Fund, Ltd. and Pacific Ethanol, Inc.
10.3	Agreement for Purchase and Sale of Loans and Assignment of Commitment dated June 6, 2014 by and between Candlewood Credit Value Fund II, L.P. and Pacific Ethanol, Inc.

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